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                                                                     EXHIBIT 4.1


                        PRINCETON NATIONAL BANCORP, INC.
                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN


         WHEREAS, Princeton National Bancorp, Inc., a Delaware corporation (the "Company"), desires to establish the Princeton National Bancorp, Inc. Employee Stock Purchase Plan (the "Plan") to provide a convenient and economical way for certain employees of the Company or its subsidiaries to commence or increase their ownership of the Company's common stock;

         NOW, THEREFORE, the Company hereby establishes the Plan, effective January 1, 1995, the terms of which shall be as follows:

         1. DEFINITIONS. Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the content:

            (a) "BOARD" means the Board of Directors of the Company.

            (b) "COMMON STOCK" means shares of the common stock of the Company, $5.00 par value per share.

            (c) "ELIGIBLE DIRECTOR" means each person who is not employed by the Company or a Subsidiary, who from time to time serves on the Board or on the board of directors of a Subsidiary, and who has been designated by the Board as eligible to purchase Common Stock under the Plan.

            (d) "ELIGIBLE EMPLOYEE" means each person who is employed by the Company or a Subsidiary and who has been designated by the Board as eligible to purchase Common Stock under the Plan.

            (e) "INVESTMENT DATE" means the last business day of each quarter (i.e., March 31, June 30, September 30 and December 31).

            (f) "PARTICIPANT" means an Eligible Director or an Eligible Employee who has elected to participate in the Plan by completing an Authorization Card and making a lump-sum contribution or authorizing payroll deductions pursuant to Sections 5 and 6 of the Plan.

            (g) "SUBSIDIARY" or "SUBSIDIARIES" means a corporation or corporations that, with the Company, is a member of a controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code).

         2. PURPOSE. The purpose of the Plan is to give Eligible Directors and Eligible Employees of the Company and its Subsidiaries an opportunity to acquire shares of Common



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Stock, and to promote the best interests of the Company and enhance its long-term performance. Once an Eligible Director or Eligible Employee is a Participant in the Plan, his lump-sum contributions and/or payroll deductions will be used to purchase Common Stock under the terms of the Plan during the period of time that such Eligible Director or Eligible Employee is a Participant. Participants shall pay no brokerage commissions or service charges for purchases made under the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         3. ADMINISTRATION. The Plan shall be administered by the Company, which, in its discretion and by action of the Board, may delegate its powers with respect to the administration of the Plan to any person or entity. Under the Plan, the Company shall make purchases of Common Stock as agent for the Participants. If an Eligible Director or an Eligible Employee elects to participate in the Plan, the Company will keep a continuous record of his participation and send him a semi-annual statement of his account under the Plan. The Company will also hold and act as custodian of shares of Common Stock purchased under the Plan. This will relieve Participants of the responsibility for the safekeeping of multiple certificates for shares purchased and protect against loss, theft or destruction of stock certificates. Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. The number of shares of Common Stock credited to a Participant's account under the Plan will be shown on his statement of account. However, certificates for any number of whole shares of Common Stock credited to a Participant's account under the Plan will be issued to him upon his written request to the Company, delivered to the Company's address. In addition, at the Company's option, any time that the number of shares in a Participant's account exceeds 50, a certificate for 50 shares may be issued to him. In either case, any remaining shares will continue to be credited to the Participant's account. Certificates for fractional share interests will not be issued.

         The Company reserves the right to interpret and regulate the Plan. The Company may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to its purpose.

         4. ELIGIBILITY. As of November 30th of each calendar year, the Board will designate each director and employee of the Company and its Subsidiaries who will be an Eligible Director or Eligible Employee during the next calendar year; provided, however, that no director shall vote with respect to his own designation as an Eligible Director. An "Eligible Employee" must, as of such November 30 date, be age 18 or older and have completed at least one year of service in the employment of the Company or a Subsidiary. For this purpose, one year of service shall mean 1,000 hours of employment.

         5. ELECTION TO PARTICIPATE. An Eligible Director or Eligible Employee may become a Participant in the Plan during any calendar year in which he is an Eligible Director or Eligible Employee by either of the two following methods:
(1) an Eligible Employee will become a Participant during the payroll period following receipt by the Company of a completed Authorization Card approving payroll deductions or (2) an Eligible Director will become a



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Participant following receipt by the Company of a completed Authorization Card accompanying a lump-sum contribution; provided, however, that lump-sum contributions received by the Company at least five business days before an Investment Date will be invested on such Investment Date in accordance with
Section 6 below, and lump-sum contributions made within five days before an Investment Date will be invested on the next following Investment Date in accordance with Section 6. An Eligible Director or Eligible Employee may join the Plan at any time during any calendar year in which he is an Eligible Director or Eligible Employee.

         6. PAYROLL DEDUCTIONS AND LUMP-SUM CONTRIBUTIONS. In order to purchase Common Stock under the Plan by payroll deductions, an Eligible Employee must complete an Authorization Card indicating the amount the Company is to withhold each pay period from the Eligible Employee's paychecks during the applicable calendar year and directing the Company to use such amounts to purchase shares of Common Stock. Deductions may be authorized in even multiples of $5 from a minimum of $20 per month to a maximum of $20,000 in any calendar year.

         After an Authorization Card has been received by the Company and the authority for the payroll deductions has been noted on the Company's payroll records, the Company will withhold from a Participant's paychecks the amount authorized by the Participant. The withholding will be made each pay period from the paycheck for such period. The amounts withheld from all Participants' paychecks during each month, and any lump-sum contributions made to the Plan within the time specified in Section 5 above, will be pooled and used to buy shares of Common Stock for the accounts of all Participants under the Plan on the Investment Date immediately following the date on which such payments are made, or deemed made, to the Plan.

         The amount of a Participant's payroll deductions can be revised, changed or terminated by the Participant at any time by written notice to the Company and completion of a new Authorization Card. Commencement, revision or termination of payroll deductions will become effective as soon as practicable after a Participant's new Authorization Card is received by the Company.

         An Eligible Director may purchase Common Stock under the Plan by making a lump-sum payment to the Plan and completing an Authorization Card, not more frequently than once each quarter during a calendar year that he is an Eligible Director. In no event may the aggregate amount of lump-sum contributions made to the Plan by an Eligible Director exceed $20,000 in any calendar year.

         Authorization Cards are effective until the earliest to occur of (1) the date the Eligible Employee or Eligible Director elects to cease participation in the Plan, (2) the date an individual ceases to be an Eligible Employee or an Eligible Director, or (3) the date of the termination of the Plan. No interest will be paid on payroll deductions or lump-sum contributions made to the Plan pending investment on an Investment Date.

         7. PURCHASE PRICE. The price of the shares bought with a Participant's payroll



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deductions and/or lump-sum contributions will be the bid price for the Common
Stock, as reported in the Midwest Edition of the WALL STREET JOURNAL or as reported by ABN AMRO Chicago Corporation in the event that the WALL STREET JOURNAL does not list such price, in each case for the Investment Date on which the shares are purchased (or, the next preceding day if no trading occurs in the Common Stock on the Investment Date).

         8. NUMBER OF SHARES PURCHASED. On each Investment Date, accumulated payroll deductions and lump-sum contributions from all Participants will be pooled and used to purchase shares of Common Stock for the accounts of the Participants. The maximum number of whole shares shall be purchased with such deductions and contributions. The Company shall then contribute to the Plan an amount sufficient to supplement the total of (1) any payroll deductions and lump-sum contributions remaining after purchase of such maximum number of whole shares in accordance with the preceding sentence, less (2) the value of any fractional shares remaining in the suspense account described below from the prior Investment Date, so that an additional whole share of Common Stock can be purchased on such Investment Date. Each Participant's account shall be credited with his pro rata share (computed to four decimal places) of the shares of Common Stock purchased on such Investment Date. The number of shares credited to each Participant's account will depend on the amount of the Participant's payroll deductions and lump-sum contributions, as the case may be, and price of the shares determined as provided under the heading "Purchase Price." Any fractional shares remaining after the purchase of Common Stock for Plan to Participants shall be held in a suspense account for the benefit of the Company and used to offset the number of shares of Common Stock needed to fill purchases for Participants on the next Investment Date.

         9. FEES AND EXPENSES. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. Certain charges as described under the heading "Withdrawal" may be incurred upon a Participant's withdrawal from the Plan or upon termination of the Plan.

         10. WITHDRAWAL. A Participant may withdraw from the Plan at any time. To withdraw from the Plan, a Participant must notify the Company in writing of his withdrawal. In the event a Participant withdraws, or in the event of the termination of the Plan, within a reasonable time following the withdrawal request or the termination of the Plan, certificates for whole shares credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan, will be delivered by the Company and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interest and any additional payroll deductions or lump-sum contributions credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan. The Company may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate. As an alternative to receiving certificates for whole shares, a Participant may request the Company to sell all of the shares held in his account under the Plan. The proceeds from the sale (less any brokerage commissions and any transfer taxes) will be remitted to him as soon as reasonably practical after his withdrawal request is received. Sale requests may be accumulated and sales transactions, if necessary, will occur at least every twenty-five business days.



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         If a request to withdraw is received by the Company at least five business days prior to any Investment Date, the amount of the Participant's payroll deductions and/or lump-sum contributions which would otherwise have been invested on such Investment Date will be repaid to him as soon as practicable. If a request to withdraw is received by the Company within five business days prior to any Investment Date, the amount of the payroll deductions and lump-sum contributions scheduled to be invested on such Investment Date will be so invested. In either event, no subsequent payroll deductions will be made from the paychecks of the Participant, and no lump sum contributions will be accepted from the Participant, unless he completes a new Authorization Card providing for such deductions or contributions.

         11. TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR. A Participant's participation in the Plan shall cease immediately upon his termination of employment with the Company and its Subsidiaries for any reason, or his termination of service on the Board or on the board of directors of a Subsidiary for any reason. Within 60 days of a Participant's termination of employment or service, certificates for whole shares credited to his account will be delivered to him by the Company and a cash payment will be made to him for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interest and any additional payroll deduction or lump-sum contributions credited to his account. In the event of the death of a Participant prior to receipt of all payments and distributions to be made to him under the Plan, payments and distributions shall be made to his beneficiary last designated by written instrument delivered to the Company. If the Participant has not designated a beneficiary or if the designated beneficiary is not living at such time, then such payments and distributions shall be made to the Participant's spouse, or if none, to his lawful descendants, per stirpes, or if none, to the legally appointed representative of his estate.

         12. VOTING OF SHARES. Each Participant will have the authority to direct the Company in the manner of voting the number of shares held in his account. The shares of Common Stock in the suspense account created pursuant to
Section 8 shall be voted by the Company in its sole discretion.

         13. CASH DIVIDENDS. Cash dividends paid on shares of Common Stock credited to a Participant's account will be paid to the Participant as soon as practicable following the dividend payment date. Dividend amounts payable to Participants will be rounded to the nearest whole cent in the case of fractional share interests.

         14. STOCK DIVIDENDS, STOCK SPLITS, OR RIGHTS OFFERING. Any shares distributed by the Company as a stock dividend on shares of Common Stock credited to a Participant's account under the Plan, or upon any split of such shares, will be credited to his account. In a rights offering, the Company will sell the rights to which a Participant is entitled by virtue of the shares of Common Stock allocated to his account under the Plan and the proceeds will be credited to his account and applied to the purchase of shares on the next Investment Date.

         15. AUTHORIZED SHARES. The Company has reserved 60,000 shares of Common Stock



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for issuance under the Plan. Unless terminated earlier by the Company, the Plan will terminate when all such shares have been purchased by Participants. In the event of any change in the outstanding Common Stock of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification appropriate proportionate adjustments will be made in the aggregate number of shares reserved under the Plan.

         16. AMENDMENT AND TERMINATION. Although the Company intends to continue the Plan as long as Common Stock reserved for issuance under it remains, the Company reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a Participant's right to shares of Common Stock already purchased for him (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to Participants any accumulated payroll deductions and lump-sum contributions that have not been used to purchase Common Stock as soon as practicable. Any Common Stock held in the suspense account created pursuant to Section 8 shall be distributed to the Company.

         17. STATEMENTS. Each Participant will receive a semi-annual statement of his account, reflecting all activity in the account over such period. Participants will also receive communications sent to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement. Participants will receive information necessary for reporting income, if any, realized by them under the Plan to the Internal Revenue Service.

         18. WITHHOLDING. All taxes subject to withholding payable with respect to the amount of each Participant's payroll deductions under the Plan will be deducted from the Participant's salary and will not reduce the amounts to be paid to the Company.







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